EX 3.4

                           JAVO BEVERAGE COMPANY, INC.
             CERTIFICATE OF DESIGNATION OF SERIES B PREFERRED STOCK

         RESOLVED that pursuant to the authority conferred upon the Board of Directors by Article III of the Certificate of Incorporation of this Corporation, there is hereby established a series of the authorized preferred shares of this Corporation having a par value of $0.001 per share, which series (this "Series") shall be designated "Series B Preferred Stock" and shall consist of 4,000,000 shares having the following rights, preferences and privileges:

         (a) Dividend Rights.

                  (1) Dividends on shares of this Series shall accrue and be cumulative from and including the Deemed Initial Issue Date to and including the date on which such shares shall have been paid the Liquidation Preference pursuant to section (b) below or been redeemed pursuant to section (c) below. Such dividends shall accrue whether or not there shall be (at the time such dividend becomes payable or at any other time) profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends on shares of this Series shall be in an amount calculated at a rate per share per annum (the "Dividend Rate") equal to 10% of the Liquidation Preference (as defined below, but including only dividends unpaid on the previous Dividend Payment Dates and excluding dividends payable at that Dividend Payment Date itself) per share of this Series, which is initially equal to one dollar ($1.00) per share per year. Dividends on the shares of this Series shall be paid either
(i) in fully paid and nonassessable shares of this Series valued at the Liquidation Preference per share (such dividends paid in kind (including any dividends payable in kind pursuant to this section) being herein called "PIK Dividends") or (ii) in cash (such dividends being referred to as the "Cash Dividends"). The PIK Dividends shall be declared and paid, unless Cash Dividends are declared and paid, to the extent there is either a surplus or net profits in the current year or preceding year at least equal to the aggregate par value of the dividend shares, and whether or not there are profits, surplus or other funds of the Corporation legally available for payment of cash dividends. The Cash Dividends shall be payable only when, as and if declared by the Board of Directors of the Corporation out of funds legally available for the payment of dividends, and otherwise the dividends shall be deemed declared and paid as PIK Dividends. The amount of PIK Dividends shall be determined by dividing (i) the total amount of the aggregate dollar amount of dividends accrued and unpaid with respect to such record holder of shares during the applicable Dividend Period (rounded to the nearest whole cent) by (ii) the Liquidation Preference. The Corporation shall not issue fractional shares of this Series, but in lieu of any fractional shares to which holders may otherwise become entitled pursuant to any provision hereof, the Corporation shall from time to time do any of the following, independently or in any combination: (i) deliver its check in an amount equal to the applicable fraction of the Liquidation Preference, (ii) issue script representing a right to combine script into whole shares that expires at a time determined by the Board of Directors, or (iii) arrange to sell to third parties a number of whole shares approximately equal to the combined amount of fractional shares and divide the proceeds ratably among those otherwise entitled to fractional shares. Any additional shares of this Series issued as PIK Dividends shall be governed by this resolution and shall be subject in all respects, except as to the date of issuance and the date from which dividends accrue and cumulate as set forth below, to the same terms as the shares of this Series originally issued hereunder. Dividends shall be payable on shares issued as PIK Dividends commencing on the first Dividend Payment Date after such shares are issued.

                  (2) If PIK Dividends are paid, the PIK Dividends shall be paid by recording a book entry of the shares and script for fractional shares of this Series in the Corporation's stock ledger for this Series. From and after the second Dividend Payment Date, PIK Dividends paid theretofore or thereafter shall, upon written notice from the record holder of this Series to the Corporation's Secretary, be delivered to the record holder as stock certificates.

                  (3) Dividends shall be payable for the period from and including the Deemed Initial Issue Date (as defined below) to and including June 30, 2007 (the "Initial Dividend Period"), and for each annual dividend period thereafter (the Initial Dividend Period and each annual dividend period being hereinafter individually referred to as a "Dividend Period" and collectively referred to as "Dividend Periods"), which annual Dividend Periods shall commence on and include July 1 of each year (each, a "Dividend Period Commencement Date"), and shall end on and include the succeeding June 30. In the event of a liquidation or redemption not occurring on a June 30, a Dividend Period shall be from the Dividend Period Commencement Date to and including the date payment is made. All dividends shall be paid on or before the 31st calendar day immediately after the Dividend Period; provided, that if any such day shall be a Saturday, Sunday, or a day on which banking institutions in the State of New York or the State of California are authorized or obligated by law to close, or a day which is or is declared a national or a New York or California state holiday (any of the foregoing a "Non-Business Day"), then the payment date shall be the next succeeding day which is not a Non-Business Day ("Dividend Payment Date"). The record date shall be the last day of the Dividend Period. Each such dividend shall be paid to the holders of record of shares of this Series as they appear on the stock register of the Corporation on such record date. "Deemed Initial Issue Date" means (a) July 1, 2006 in the case of any share that is part of any issuance of shares of this Series on or prior to June 30, 2007 and (b) in the case of any share which is part of any issuance of shares of this Series subsequent to June 30, 2007, the latest Dividend Period Commencement Date which precedes the date of issuance of such share.

                  (4) After dividends on this Series have been paid or declared and funds or shares therefor set aside for payment, including for the then current Dividend Period, the holders of shares of this Series will not be entitled to any further dividends with respect to that Dividend Period.

                  (5) Dividends payable on shares of this Series for any period greater or less than a full Dividend Period, including the Initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

         (b) Liquidation.

         In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of shares of this Series are entitled to receive out of the assets of the Corporation available for distribution to shareholders, as a preference and before any distribution of assets is made to holders of Common Shares or any other class or series of shares ranking junior to the shares of this Series upon liquidation, liquidating distributions in an amount per share equal to an initial amount of ten dollars ($10.00) per share Preference plus an amount equal to all accumulated and unpaid dividends (whether or not earned or declared) to the date of the distribution (the "Liquidation Preference"). If, upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation the amounts payable with respect to the shares of this Series and any other shares of the Corporation ranking as to any such distribution on a parity with the shares of this Series are not paid in full, the holders of shares of this Series and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of this Series will not be entitled to any further participation in any distribution of assets by the Corporation. Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the shares of this Series at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. For purposes of liquidation rights, a reorganization or consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation shall be deemed not to be a liquidation, dissolution or winding up of the Corporation.

         (c) Redemption.

                  (1) Mandatory Redemption upon Liquidity Event.

                            (A) Within 30 days following any Liquidity Event,
the Corporation shall mail a notice to each holder of shares of this Series describing the transaction or transactions that constitute the Liquidity Event and offering to repurchase the shares of this Series on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Liquidity Event Payment Date"), pursuant to the procedures required by this Certificate of Designation and described in such notice. This paragraph shall be applicable regardless of whether any other provisions of this Certificate of Designation are applicable.

                            (B) Each holder of shares of this Series shall have
the right to require the Corporation to repurchase all or any part of that holder's shares of this Series pursuant to the offer described below (the "Liquidity Event Offer"). In the Liquidity Event Offer, the Corporation shall offer a payment in cash for each outstanding share of this Series equal to the Liquidation Preference per share of this Series (the "Liquidity Event Payment").

                            (C) On the Liquidity Event Payment Date, the
Corporation shall, to the extent lawful:

                                    (i) accept for payment all shares of this
Series or portions thereof properly tendered pursuant to the Liquidity Event Offer;

                                    (ii) promptly mail to each holder of shares
of this Series so tendered the Liquidity Event Payment for each share of this Series so tendered and promptly authenticate and mail to each such holder a new certificate representing the shares of this Series equal in Liquidation Preference to any unpurchased portion of the shares of this Series surrendered, if any.

                           (D) "Liquidity Event" means the occurrence of any of
the following:

                                    (i) the direct or indirect sale, transfer,
conveyance or other disposition (other than by way of merger, consolidation or transfer of the Corporation's common stock or other stock with rights to vote for directors ("Voting Stock")), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its Subsidiaries, taken as a whole, to any "person" (as that terms is used in Section 13(d)(3) of the Exchange Act) other than the Corporation or a wholly-owned Subsidiary of the Corporation;

                                    (ii) the consummation of any transaction or
series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the holders of the shares of this Series, becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the Voting Stock of the Corporation, measured by voting power rather than number of shares;

                                    (iii) during any period of twelve (12)
consecutive months after the Initial Issue Date, the individuals who at the beginning of any such 12-month period constituted the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that (i) any individual becoming a director whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of the stockholders having the specific right to designate such director and (ii) any director whose election to the Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by majority vote of the Board of Directors, shall, in each such case, be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act")) and further excluding any person who is an affiliate or associate (as those terms are defined in the General Rules and Regulations under the Exchange Act) of any Person having or proposing to acquire beneficial ownership of fifty percent (50%) or more of the Voting Stock of the Corporation; or

                                    (iv) the approval by the stockholders of the
Corporation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners (as defined in the Exchange Act) of the Voting Stock immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than fifty percent (50%) of the Voting Stock resulting from such reorganization, merger or consolidation;

         provided that the occurrence of any event identified in subparagraphs
(i) through (iv) above that would otherwise be treated as a Liquidity Event shall not constitute a Liquidity Event hereunder if and only if (A) the Board of Directors, by vote duly taken, and (B) the holders of a majority of the outstanding shares of this Series, by written consent, shall so determine.

                  (2) Redemption at the Corporation's Option. The shares of this Series are not redeemable at the Corporation's option prior to June 30, 2008. On or after such date, the shares of this Series are redeemable at the option of the Corporation, in whole or in part, from time to time, by resolution of the Board of Directors, upon not less than 30 nor more than 60 days' notice, at a cash redemption price per share equal to the Liquidation Preference plus an amount equal to all accumulated and unpaid dividends (whether or not earned or declared) to the date of redemption. If fewer than all the outstanding shares of this Series are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors, and such shares shall be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) in a manner determined by the Board of Directors. Notwithstanding the foregoing, if any dividends, including any accumulation, on the shares of this Series are in arrears, no shares of this Series shall be redeemed unless all outstanding shares of this Series are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire, directly or indirectly, any shares of this Series; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of this Series pursuant to a purchase or exchange offer provided such offer is made on the same terms to all holders of shares of this Series.

                  (3) Terms Applicable to any Redemption.

                           (A) Immediately prior to any redemption of shares of
this Series, the Corporation shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a dividend payment record date and prior to the corresponding dividend payment date, in which case each holder of shares of this Series at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as expressly provided herein above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of this Series called for redemption.

                           (B) Notice of redemption shall be mailed by the
Company by first class mail, postage pre-paid, to each record holder of the shares of this Series to be redeemed, not less than 30 nor more than 60 days prior to such redemption date, to the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. Each notice shall state: (i) the redemption date; (ii) the number of shares of this Series to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accumulate on such redemption date. If fewer than all the shares of this Series held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of this Series to be redeemed from such holder.

                           (C) In order to facilitate the redemption of shares
of this Series, the Board of Directors may fix a record date for the determination of the shares to be redeemed, such record date to be not less than 30 or more than 60 days prior to the date fixed for such redemption.

                           (D) Notice having been given as provided above, from
and after the date fixed for the redemption of shares of this Series by the Corporation (unless the Corporation shall fail to make available the money necessary to effect such redemption), the holders of shares selected for redemption shall cease to be shareholders with respect to such shares and shall have no interest in or claim against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive the moneys payable upon such redemption from the Corporation, less any required tax withholding amount, without interest thereon, upon surrender (and endorsement or assignment of transfer, if required by the Corporation and so stated in the notice) of their certificates, and the shares represented thereby shall no longer be deemed to be outstanding. If fewer than all the shares represented by a certificate are redeemed, a new certificate shall be issued, without cost to the holder thereof, representing the unredeemed shares. The Corporation may, at its option, at any time after a notice of redemption has been given, deposit the redemption price for the shares of this Series designated for redemption and not yet redeemed, plus any accumulated and unpaid dividends thereon to the date fixed for redemption, with the transfer agent or agents for this Series, as a trust fund for the benefit of the holders of the shares of this Series designated for redemption, together with irrevocable instructions and authority to such transfer agent or agents that such funds be delivered upon redemption of such shares and to pay, on and after the date fixed for redemption or prior thereto, the redemption price of the shares to their respective holders upon the surrender of their share certificates. From and after the making of such deposit, the holders of the shares designated for redemption shall cease to be shareholders with respect to such shares and shall have no interest in or claim against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive from such trust fund the moneys payable upon such redemption, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares represented thereby shall no longer be deemed to be outstanding. Any balance of such moneys remaining unclaimed at the end of the five-year period commencing on the date fixed for redemption shall be repaid to the Corporation upon its request expressed in a resolution of its Board of Directors.

                  (4) Status of Redeemed Shares of this Series. Any shares of this Series that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued preferred shares, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors.

         (d) Voting Rights. The shares of this Series shall not have any voting powers either general or special, except as required by law.

         (e) Ranking and Protective Provisions. The shares of this Series shall rank senior to the Common Shares and the Series A Junior Participating Preferred Stock as to liquidation and as to dividends. The affirmative vote or consent of the holders of at least a majority of the outstanding shares of this Series, voting separately as a class, will be required for any amendment to the Certificate of Incorporation of the Corporation that will adversely alter or change the powers, preferences, privileges or rights of the shares of this Series, except the Corporation may, without the vote of the holders of outstanding shares of this Series, from time to time merge, reorganize, combine, or consolidate the Corporation, designate, authorize, issue, or increase the designated authorized amount of, any class or series of shares of preferred stock of the Corporation ranking prior, on a parity with or junior to this Series as to dividends or upon liquidation or otherwise or authorize any obligation or security convertible into or evidencing a right to purchase any such security. The amount of the Corporation's capital on account of the outstanding shares of this Series shall equal their aggregate par value.

         (f) Conversion. The shares of this Series are not convertible into shares of any other class or series of the capital stock of the Corporation.

         (g) Shareholder Rights Plan. Notwithstanding the foregoing, the Corporation may at any time in its discretion redeem the rights to purchase attached to, or in the future separated from, the Common Shares pursuant to the Corporation's Shareholder Rights Plan, as it may be amended from time to time, or any similar successor plan.